EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

November 23, 2004
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
CREDIT AGREEMENT

        LAKE FOREST, CA… November 23, 2004… Apria Healthcare Group Inc. (NYSE:AHG) announced today that it has entered into a $500 million, five-year revolving credit agreement with a syndicate of banks led by Bank of America, N.A. and The Bank of Nova Scotia. The revolving credit facility, which replaces a $400 million credit agreement, increases Apria’s overall borrowing capacity to $500 million and eliminates two term loan facilities, reducing borrowing costs 75 to 100 basis points. As a result of this refinancing, unamortized deferred debt costs of $2.7 million, or $.03 per share after tax, will be charged to expense in the fourth quarter of 2004. Standard and Poor’s Rating Services announced today that it has assigned has assigned its BBB- rating to this credit facility.

        “We are extremely pleased with the support shown by our banking syndicate and, particularly, Banc of America Securities LLC and The Bank of Nova Scotia, our lead arrangers for this facility,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “The lending community and rating agencies continue to recognize Apria’s consistent performance as a leader in the home healthcare industry.”

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through more than 475 branches serving patients in 50 states. With over $1.4 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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